January 28, 1997




Mr. Wendell Jones
6152 West Blackhawk Drive
Glendale, AZ  85308

Dear Mr. Jones:

This letter represents an amendment to the agreement by and between Poore Brothers, Inc. (the "Employer") and Wendell T. Jones (the "Employee") dated May 20, 1996, pertaining to the Employee's employment with the Employer.

The Employer and the Employee agree as follows:

1. Effective February 1, 1997, the Employee shall be appointed as Director of Sales, Arizona. It is understood that Employee will work 32 hours per week.

2. The Employee's initial compensation shall be Eleven Hundred Fifty Four Dollars ($1,154.00) per week. Employee shall receive annual performance reviews.

3. Employer shall provide Employee with exclusive use of a company owned or leased vehicle. Employer shall pay all costs of maintenance, taxes, license fees and insurance. In addition, Employer shall reimburse Employee for the cost of any gasoline utilized in the vehicle.

4. Employee will be a participant in a bonus plan subject to the terms and conditions established by the Board of Directors.
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5.   The Employee will have a one year guaranteed contract with Employer.


Sincerely,



Eric J. Kufel
President and Chief Executive Officer



ADOPTED AND AGREED TO

this _________________ day of _______________, 1997




_______________________________________________
Wendell T. Jones